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                                                                     EXHIBIT 2.4

                                                                         ANNEX D

                                    GUARANTEE

      This Guarantee ("GUARANTEE") dated as of October 30, 2001, made by 24/7 Media, Inc., a Delaware corporation ("PARENT") in favor of PubliGroupe USA Holding, Inc., a Delaware corporation ("PRINCIPAL STOCKHOLDER").

                                    RECITALS:

      WHEREAS, simultaneously herewith, the parties are entering into an Agreement and Plan of Merger (the "MERGER AGREEMENT") pursuant to which Continuum Holding Corp. shall be merged with and into Real Media, Inc., a Delaware corporation ("COMPANY");

      WHEREAS, in connection with the Merger Agreement, Company shall issue that certain unsecured promissory note in the principal amount of $4,500,000 on October 30, 2001 in favor of Principal Stockholder (the "FIRST NOTE"); and

      WHEREAS, as a condition to its willingness to deliver in immediately available funds by wire transfer the principal amount of the First Note, Principal Stockholder has required that Parent agree to the matters set forth herein, and Parent is willing to agree to such matters.

      NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

      1. GUARANTEE. Parent, unconditionally and irrevocably, hereby guarantees to Principal Stockholder the prompt and complete payment when due of all required payments of Company under the First Note (the "OBLIGATIONS"), and Parent further agrees to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by Principal Stockholder in enforcing any rights with respect to, or collecting, any or all of the Obligations, or enforcing any rights with respect to, or collecting against, Parent under this Guarantee. Company's obligations to make payments and Parent's obligations hereunder shall be subject to adjustment in accordance with Article IX of the Merger Agreement.

      2. SUCCESSORS AND ASSIGNS. This Guarantee shall be binding upon Parent and its successors and assigns, and shall inure to the benefit of Principal Stockholder and its permitted assigns.

      3.    WAIVER OF NOTICE; REINSTATEMENT.

            (a) Parent waives presentation to, demand of payment from and protest to Company of any of the Obligations, and also waives notice of acceptance of this Guarantee and notice of protest for nonpayment. The obligations of Parent hereunder shall not be affected by the failure of Principal Stockholder to assert any claim or demand or to enforce any right or remedy against Company under the provisions of the First Note or any other agreement or otherwise. Parent further agrees that this Guarantee constitutes a guarantee of payment when due and not of collection.

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            (b) Other than as specifically set forth in Article IX of the Merger
Agreement, the obligations of Parent hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of set-off, indemnity, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of Parent hereunder shall not be discharged or impaired or otherwise affected by the failure of Principal Stockholder to assert any claim or demand or to enforce any remedy under the First Note or by any waiver or modification of the First Note or any other agreement, or by any other act or omission which may or might in any manner or to any extent vary the risk of Parent or would otherwise operate as a discharge of Parent as a matter of law or equity.

            (c) Parent further agrees that this Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of all or any portion of the Obligations must be restored by Principal Stockholder upon such payment or payments, or any part thereof being invalidated, determined to be fraudulent or preferential, set aside and/or required to be repaid to any trustee, receiver, assignee or other party whether upon the bankruptcy or reorganization of Company or Parent or similar proceedings for relief of debtors under federal or state law hereinafter initiated by or against Company or Parent, or as a result of or in connection with proceedings under federal or state fraudulent conveyance law hereinafter initiated against Company or Parent or for any other reason.

      4. REPRESENTATIONS OF PARENT. Parent has the corporate power and authority to enter into and deliver this Guarantee and to perform its obligations hereunder. The execution, delivery and performance of this Guarantee by Parent have been duly authorized by all required corporate action on behalf of Parent, and this Guarantee has been duly and validly executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms. Parent is not subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent compliance by it with the terms, conditions and provisions of this Guarantee. The execution, delivery and performance of this Guarantee will not
(i) violate, conflict with or result in the breach of any provision of the articles of organization or by-laws of Parent; (ii) violate, conflict with or result in the breach or modification of any of the terms of, or constitute (or with notice or lapse of time or both constitute) a default under, or give any other contracting party the right to accelerate or terminate, any obligation, contract, agreement, lien, judgment, decree or other instrument to which Parent is a party or by or to which Parent or any of its assets or properties may be bound or subject; (iii) violate any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Parent or upon its assets; or (iv) result in the violation by Parent of any statute, law or regulation of any jurisdiction which violation would have a material adverse effect on the condition, financial or otherwise, or on the results of operations of Parent and its subsidiaries.

      5. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3):

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            If to Parent:
            24/7 Media, Inc.
            1250 Broadway, 28th Floor
            New York, NY 10001-3701
            Attention:  General Counsel
            Fax:  (212) 760-2811

            with a copy to:
            Proskauer Rose LLP
            1585 Broadway
            New York, NY 10036
            Attention:  Ronald Papa, Esq.
            Facsimile:  (212) 969-2900


            If to Principal Stockholder:

            PubliGroupe USA Holding, Inc.
            260 Fifth Avenue, 4th Floor
            New York, NY 10001
            Attention: Chief Financial Officer
            Facsimile: (212) 725-4573

            with a copy to:

            Davis & Gilbert LLP
            1740 Broadway
            New York, NY 10019
            Attention:  Brad J. Schwartzberg, Esq.
            Facsimile:  (212) 468-4888

      6. GOVERNING LAW. This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely in that State.

      7. SEVERABILITY. If any provision of this Guarantee is invalid, illegal, or unenforceable, the balance of this Guarantee shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

      8. MODIFICATION. No modification, amendment or waiver of any provision of, nor any consent required by, this Guarantee, nor any consent to any departure by Parent therefrom, shall in any event be effective unless the same shall be in writing and signed by Principal Stockholder, and then such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Parent in any case shall entitle Parent to any other or further notice or demand in the same, similar or other circumstances.

      9. REMEDIES CUMULATIVE, ETC. No right, power or remedy herein conferred upon or reserved to Principal Stockholder is intended to be exclusive of any other right, power or remedy, and each and every right, power and remedy of Principal Stockholder pursuant to this Guarantee,

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or now or hereafter existing at law or in equity or by statute or otherwise shall, to the extent permitted by law, be cumulative and concurrent and shall be in addition to every other right, power or remedy pursuant to this Guarantee or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Principal Stockholder of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by Principal Stockholder of any or all such other rights, powers or remedies.

      10. NO WAIVER, ETC. No failure or delay by Principal Stockholder to insist upon the strict performance of any term, condition, covenant or agreement of this Guarantee, or to exercise any right, power or remedy hereunder or consequent upon a breach hereof, shall constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy or of any such breach, or preclude Principal Stockholder from exercising any such right, power or remedy at any later time or times.


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      IN WITNESS WHEREOF, Parent has caused this Guarantee to be duly executed as of the date first written above.



                                    24/7 MEDIA, INC.


                                    By: /s/ David J. Moore
                                       ---------------------------------
                                        Name:  David J. Moore
                                        Title: President